NEWS RELEASE

                                            Contact: William J. Small
[LOGO] FIRST DEFIANCE                                Chairman, President and CEO
       FINANCIAL CORP.                               (419) 782-5015
                                                     bsmall@first-fed.com

--------------------------------------------------------------------------------

For Immediate Release

              FIRST DEFIANCE ANNOUNCES THIRD QUARTER 2005 EARNINGS

      DEFIANCE, OHIO (October 17, 2005) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced net income of $3.6 million or $0.50 per diluted share for the quarter ended September 30, 2005 compared to $1.7 million or $0.26 per diluted share for the quarter ended September 30, 2004. For the nine-month period ended September 30, 2005, First Defiance realized income of $8.5 million or $1.20 per diluted share compared to $7.3 million or $1.15 per diluted share for the first nine months of 2004.

      Both the 2005 and 2004 quarterly amounts include adjustments that are not part of core operating earnings, which is income from continuing operations adjusted to exclude merger, integration, restructuring and other large or unusual expenses. Non-core charges recorded in 2005 relate to the first quarter acquisition of ComBanc, Inc., Delphos Ohio ("ComBanc") and the second quarter acquisition of the Genoa Savings and Loan Company, Genoa Ohio ("Genoa"). The 2005 third quarter includes approximately $100,000 of pre-tax acquisition-related expenses ($65,000 or $0.01 per share after tax) associated with the acquisition of Genoa. The 2004 third quarter includes the impact of a $1.9 million charge ($1.25 million or $0.20 per share after tax) recorded to reflect the settlement of certain contingent liabilities related to the 2002 sale of the Company's former Leader Mortgage Subsidiary.

      Excluding these items, core operating earnings were $3.7 million, or $0.51 per share and $2.9 million or $0.46 per share for the 2005 and 2004 third quarters, respectively. For the nine-month period, First Defiance had core operating earnings of $10.8 million or $1.52 per diluted share in 2005 (after factoring out the after-tax effect of $3.5 million of acquisition related charges from both the Genoa and ComBanc acquisitions) compared to $8.6 million or $1.34 per diluted share in 2004. The attached schedules include a reconciliation of GAAP-basis earnings to core operating earnings for both the quarter and year-to-date periods.

      "We had another solid quarter from an operating income standpoint," commented First Defiance Chairman, President and Chief Executive Officer William
J. Small. "Rising interest rates are putting significant pressure on margins throughout the banking industry, but I think we managed well, dropping just two basis points from the second to third quarters. At the same time we are increasing non-interest income from a number of sources. The majority of the increases in expenses associated with supporting our growth and the significantly increased costs of compliance requirements have already been incurred. I am very encouraged about our prospects for the remainder of 2005 and beyond."

Net Interest Income Increased 40.1% for the quarter, 37.6% YTD

      Net interest income for the 2005 third quarter was $12.2 million, a 40.1% increase over the $8.7 million earned in the third quarter of 2004. Net interest margin for the 2005 third quarter, on a tax-equivalent basis, was 3.85%, a 27 basis point improvement from the third quarter of 2004. The 2005 third quarter margin was two basis points lower than the 2005 second quarter margin. The improved margin in 2005 vs. 2004 is due to an improved mix between loans and investment securities, an increase in the interest rate spread from 3.34% in the third quarter of 2004 to 3.62% in the third quarter of 2005, and a significant increase in non-interest bearing liabilities between the two periods.

      Average interest-earning assets grew from $993.4 million in the third quarter of 2004 to $1.28 billion in the third quarter of 2005, an increase of 28.3%. The average balance of loans outstanding increased from $832.1 million in the 2004 third quarter to $1.14 billion in the third quarter of 2005, while the average balance of investment securities dropped from $147.4 million to $113.8 million between those same periods. Approximately $117.3 million of the increase in average loan balances related to the ComBanc acquisition, which closed on January 21, 2005, and $66.9 million related to the Genoa acquisition, which closed on April 8, 2005. The remainder of the increase, $120.9 million, is due to year-over-year balance growth. Yields on loans improved to 6.42% for the 2005 third quarter from 5.84% in the third quarter of 2004 due to recent increases in the prime interest rate. Overall, yields on interest-earning assets improved to 6.25% in the 2005 third quarter compared to 5.68% during that same period in 2004. The third quarter yield was also a 19 basis point improvement over the 6.06% yield realized in the 2005 second quarter.

      Average interest-bearing deposits increased to $958.6 million in the 2005 third quarter compared with $712.8 million during the same period of 2004, an increase of $245.8 million or 34.5%. The ComBanc acquisition added $146.0 million in average balances of interest-bearing deposits while the Genoa acquisition added $71.8 million in average balances for the quarter. The average balance in interest-bearing deposits reflects a decrease in brokered certificates of deposits (CDs), which averaged $55.3 million in the 2004 third quarter and compared to $49.0 million in the 2005 period. Excluding the acquisitions and brokered CDs, average interest-earning deposits increased by $34.4 million in the 2005 third quarter compared with the third quarter of 2004. The cost of interest-bearing deposits increased 40 basis points, to 2.29% for the 2005 third quarter from 1.89% in 2004 and the cost of Federal Home Loan Bank
(FHLB) advances increased 18 basis points, to 4.43% in the 2005 third quarter from 4.25% in the 2004 third quarter. Overall, total funding costs for interest-bearing liabilities increased by 29 basis points, to 2.63% in the 2005 third quarter from 2.34% in the same period in 2004. Comparing the 2005 third quarter to the 2005 second quarter, the cost of interest-bearing liabilities increased by 22 basis points. As a result of the above factors, the interest rate spread improved to 3.62% in the 2005 third quarter from 3.34% during the third quarter of 2004.

      The net interest margin also benefited from growth in the average balance of non-interest bearing deposits, which increased to $87.7 million in the 2005 third quarter compared with $55.6 million during the 2004 third quarter, an increase of 57.7%. Of that $32.1 million increase, $17.7 million was due to the ComBanc acquisition, $5.0 million was due to the Genoa acquisition, and


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

the remaining increase of $9.4 million resulted from other Company initiatives to grow those balances.

      For the nine months ended September 30, 2005, net interest income increased to $34.7 million, a 37.6% increase from the nine-month period ended September 30, 2004. During those periods, net interest margin improved to 3.85% from 3.57%, the result of a 43 basis point increase in the overall yield of interest earning assets, to 6.08% for the 2005 period from 5.65% during the first nine months of 2004. During that same period, the cost of interest-bearing liabilities increased just 16 basis points, to 2.46% in the first nine months of 2005 compared to 2.30% in 2004. The average balance of non-interest bearing deposits increased by $30.1 million or 55.2% between the first nine months of 2004 and the same period in 2005.

Credit Quality Continues to be a Strength

      The provision for loan losses was $368,000 for the third quarter of 2005 compared to $376,000 for the third quarter of 2004. The 2005 third quarter's provision level reflects continued favorable experience with the First Defiance loan portfolios. Total charge-offs for the three months ended September 30, 2005 were $305,000 while recoveries were $101,000 compared with $247,000 of charge-offs and $16,000 in recoveries during the third quarter of 2004. Net charge-offs as a percentage of average loans were just 0.07% in the 2005 third quarter (annualized) compared to 0.10% for the third quarter of 2004. At September 30, 2005 the percentage of non-performing assets to total loans plus Real Estate Owned was 0.60% compared to 0.23% at September 30, 2004 and 0.22% at December 31, 2004.

      Total non-performing loans increased to $6.7 million from $1.9 million at December 31, 2004 and non-performing assets increased to $6.9 million from $2.0 million. Of the $6.7 million in non-performing loans at September 30, 2005, $4.7 million were acquired in one of the 2005 acquisitions and $2.0 million related to loans originated by First Defiance. First Defiance's allowance for loan losses as a percentage of non-performing loans declined to 202.7% at September 30, 2005 from 525.9% at December 31, 2004. The decrease in the coverage ratios is due primarily to delinquent loans acquired in the acquisitions. However, those ratios also are impacted by the accounting guidance which requires that estimated losses on loans deemed impaired as of the acquisition date be recorded as a purchase discount, which directly reduces the loan balance, as opposed to establishing an allowance for loan losses. As a result of this accounting, net loan balances totaling $4.3 million (after deducting appropriate purchase discounts) at September 30, 2005 are deemed impaired and have no loan loss reserve recorded for them. Approximately $710,000 of these impaired loans are included in the $6.7 million of non-performing loans with no offsetting loan loss reserve. In management's opinion, the allowance for loan losses at June 30, 2005 is sufficient and the provision for loan losses for both the three and nine-month periods ended September 30, 2005 are consistent with charge-offs and other information available as of that date.

      "We continue to focus significant efforts toward improving our credit quality ratios which declined as a result of the two acquisitions," said Mr. Small. "We're making progress working through the problem loans we acquired and I am confident that our efforts over time will result in improved credit quality ratios. Our non-accrual loans increased from last quarter in part because we have some loans that have matured that are in the process of being refinanced,


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

either with us or with other banks. However there are no significant new non-accrual loans that were not previously identified and either reserved for or considered impaired. I am pleased to again report that the portfolio that has been originated under our strict underwriting standards, which represents the vast majority of our outstanding loans, continues to perform very well from an asset quality perspective."

Non-Interest Income Up $1.1 million

      Non-interest income increased to $4.0 million for the 2005 third quarter compared to $2.9 million during the same period in 2004. First Defiance realized $86,000 of gains from sales of investment securities during the 2005 third quarter compared with $302,000 of such gains in the 2004 period. Excluding securities gains, non-interest income grew by $1.3 million in the 2005 third quarter over the same period in 2004, an improvement of 48.5%. Mortgage banking income increased to $1.1 million for the quarter ended September 30, 2005 from $332,000 in the same period in 2004. Service fee income increased to $1.51 million from $1.09 million, while insurance and investment sales commissions and trust income also increased over the prior year third quarter amounts.

      Increases in the 10-year treasury rate from the end of the second quarter to the end of the third quarter and a general slowdown in prepayment speeds of mortgages between those two periods has resulted in an increase in the valuation of First Defiance's mortgage servicing rights. As a result, First Defiance realized recovery of previously recorded MSR impairment in the 2005 third quarter of $240,000 compared with an impairment charge of $321,000 in the 2004 third quarter. MSR amortization and valuation adjustments are netted against mortgage banking income in the financial statements. Also during the third quarter, management determined that certain MSR impairment related to its servicing of balloon mortgage loans likely will not be recovered under any rate environment and First Defiance has therefore written off approximately $110,000 against the impairment reserve. As a result of the impairment recapture and the permanent write-down, the remaining impairment reserves as of September 30, 2005 are approximately $131,000.

      Year-to-date, non-interest income increased to $12.2 million for the first nine months of 2005 from $10.1 million recognized in the same period of 2004. If gains from the sale of securities of $1.2 million and $694,000 for the nine months of 2005 and 2004, respectively, are excluded, non-interest income increased by $1.6 million. Those year-to-date increases were primarily in service fees and other charges, which increased to $4.0 million from $3.1 million and mortgage banking income, which increased to $2.4 million in 2005 from $2.1 million in 2004. Also on a year-to-date basis, insurance and investment commission income and trust income are also up slightly.

Non-Interest Expense Increased Due to Acquisitions

      Non-interest expense for the 2005 third quarter was $10.5 million compared with $9.0 million in the 2004 third quarter. The 2004 non-interest expense amount includes $1.9 million of costs associated with the settlement of certain contingent liabilities related to the 2002 sale of the Company's Leader Mortgage subsidiary. If acquisition-related costs and the costs of the contingent liability are excluded, non-interest expenses for the 2005 third quarter were $10.4 million compared to $7.1 million for the 2004 third quarter.

      The majority of the increases were in compensation and benefits, which increased by $1.8 million (to $6.1 million from $4.3 million), occupancy, which increased by $399,000 (to $1.2 million from $798,000), data processing, which increased by $218,000 (to $813,000 from $595,000) and other non-interest expense, which increased by $589,000 (to $1.8 million from $1.2 million). Significant increases in other expense were in advertising, which increased by $170,000, postage, which increased by $50,000, audit fees which increased by $31,000 and bad check write-offs and other charges, which increased by $102,000.

      Management believes that the majority of the cost savings associated with the two acquisitions, which related primarily to personnel reductions, have been realized. However, those cost reductions have been offset to a certain extent by hiring in other areas to either support loan portfolio growth or compliance requirements. For example, within the last 18 months, senior level positions have been added in the credit administration, accounting and human resource areas along with the addition of an in-house internal auditor. A total of approximately 25 support positions have been added since the beginning of 2004. The addition of these new positions also has resulted in a significant increase in the Company's health insurance expense in 2005 compared with 2004. Also, the acquisitions have also resulted in an increase in intangible amortization of approximately $186,000.

      The efficiency ratio for the third quarter of 2005 was 64.42% based on GAAP earnings and 63.82% on a core operating earnings basis. The efficiency ratio for the third quarter of 2004 was 77.80% based on GAAP earnings and 61.16% on a core operating earnings basis.

      For the year-to-date period ended September 30, 2005 non-interest expenses totaled $33.3 million compared to $23.5 million for the first nine months of 2004. Excluding acquisition-related charges and the settlement of contingent liabilities, non-interest expense was $29.8 million for the nine months ended September 30, 2005, and $21.6 million for the nine-months ended September 30, 2004, which was an increase of $8.2 million. Compensation and benefits accounted for $4.5 million of the year-to-date increase while occupancy increased by $972,000, data processing costs increased by $687,000 and core deposit intangibles increased by $459,000.

Total Assets at $1.4 Billion

      Total assets at September 30, 2005 totaled $1.42 billion compared with $1.13 billion at December 31, 2004 and $1.10 billion at September 30, 2004. At September 30, 2005, net loans totaled $1.14 billion, deposits totaled $1.07 billion and stockholders equity was $149.3 million. At December 31, 2004, net loans, deposits and equity were $881.2 million, $797.7 million and $126.9 million respectively. Goodwill and other intangible assets were $39.5 million at September 30, 2005 compared to $18.9 million at December 31, 2004.


Strategic Overview

      "We have made good progress in integrating the two acquisitions that we made over the past year and are confident that the new customers and new markets that we acquired will continue to contribute to our strategy of growing our community banking and financial services businesses," said Mr. Small. "The economy in our market area is relatively strong, although rising energy prices and higher interest rates will present an ongoing challenge to the banking industry. Our loan growth continues to be strong and our credit quality remains exceptional. As I noted last quarter, our biggest challenge is finding cost effective ways to fund our growth. As a management team, we are focused on cost effectively growing our deposits and steadily increasing our non-interest income. And, as always, expense controls are a priority."

      "Looking ahead to the fourth quarter, I expect that our earnings will be in the range of $0.47 to $0.52 per share, which would put us in the range of $1.99 to $2.04 for core earnings for the year," added Mr. Small. "Keys to reaching those levels will be our ability to hold the line on our net interest margin, keep expenses in line, and maintain our current level of asset quality."

Conference Call

      First Defiance Financial Corp. will host a conference call at 11:00 a.m.
(EDT) on Tuesday, October 18, 2005 to discuss the earnings results and business trends. The conference call may be accessed by calling 888-880-1525. The passcode for the conference call is "First Defiance." The conference identification number for the call is 105487. Participants should be prepared to provide both the passcode and conference identification number to access the call.

      Internet access to the call is also available (in listen-only mode) at the following Web address: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-
                       -------------------------------------------------
eventDetails&c=90296&eventID=1096635 (Due to URL length, please copy and
------------------------------------
paste into browser.)

      The audio replay of the Internet Web cast will be available at www.fdef.com until November 30, 2005.
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About First Defiance Financial Corp.

      First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 25 full service branches and 31 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company's Web site at www.fdef.com.
                                                      ------------

                  -Financial Statements and Highlights Follow-


                                       6
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Safe Harbor Statement

      This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: the future recapture of mortgage servicing impairment reserves, future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, a secondary market for packaged mortgage loan securities, future repurchases of First Defiance Financial Corp.
stock and the positive impact of exercised stock options on shareholders' equity, ability to achieve expected earnings, expense reductions and levels of one-time costs including acquisition-related and restructuring charges, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission
(SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected or could in the future affect the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections.
Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.



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Consolidated Balance Sheets
First Defiance Financial Corp.

                                                                September 30,   December 31,   September 30,
(in thousands)                                                       2005           2004           2004
------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents
     Cash and amounts due from depository institutions           $    36,447    $    19,891    $    20,557
     Interest-bearing deposits                                         3,587            630            627
                                                                 -----------    -----------    -----------
                                                                      40,034         20,521         21,184
Securities
     Available-for sale, carried at fair value                       113,664        137,003        141,655
     Held-to-maturity, carried at amortized costs                      1,939          2,255          2,427
                                                                 -----------    -----------    -----------
                                                                     115,603        139,258        144,082
Loans held for sale                                                    8,153          2,295          6,812
Loans                                                              1,145,413        888,868        854,258
Allowance for loan losses                                            (13,624)        (9,956)        (9,712)
                                                                 -----------    -----------    -----------
Loans, net                                                         1,139,942        881,207        851,358
Mortgage servicing rights                                              4,924          3,598          3,516
Accrued interest receivable                                            6,037          4,653          5,155
Federal Home Loan Bank stock and other interest-bearing assets        17,293         13,376         13,235
Bank Owned Life Insurance                                             19,122         18,581         18,532
Office properties and equipment                                       32,283         24,248         24,056
Real estate and other assets held for sale                               170             98             61
Goodwill                                                              35,345         18,340         18,340
Core deposit intangible                                                4,134            593            621
Other assets                                                           2,690          2,194          2,243
                                                                 -----------    -----------    -----------
     Total Assets                                                $ 1,417,577    $ 1,126,667    $ 1,102,383
                                                                 ===========    ===========    ===========

Liabilities and Stockholders' Equity
Non-interest-bearing deposits                                    $    92,720    $    62,450    $    55,321
Interest-bearing deposits                                            978,337        735,251        723,935
                                                                 -----------    -----------    -----------
      Total deposits                                               1,071,057        797,701        779,256
Advances from Federal Home Loan Bank                                 164,051        178,213        173,670
Notes payable and other interest-bearing liabilities                  21,192         14,804         12,052
Advance payments by borrowers for tax and insurance                      411            278            179
Deferred taxes                                                         1,201            934          1,074
Other liabilities                                                     10,381          7,863         10,716
                                                                 -----------    -----------    -----------
      Total liabilities                                            1,268,293        999,793        976,947
Stockholders' Equity
      Preferred stock                                                     --             --             --
      Common stock                                                        71             63             63
      Additional paid-in-capital                                      72,719         52,131         51,593
      Stock acquired by ESOP                                          (1,053)        (1,479)        (1,478)
      Deferred compensation                                               (3)            (4)            (6)
      Accumulated other comprehensive income                             254          2,131          2,963
      Retained earnings                                               77,296         74,032         72,301
                                                                 -----------    -----------    -----------
      Total stockholders' equity                                     149,284        126,874        125,436
                                                                 -----------    -----------    -----------
      Total liabilities and stockholders' equity                 $ 1,417,577    $ 1,126,667    $ 1,102,383
                                                                 ===========    ===========    ===========
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Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
                                                      Three Months Ended   Nine Months Ended
                                                      ------------------   -----------------
                                                         September 30,       September 30,
(in thousands, except per share amounts)                2005      2004      2005      2004
--------------------------------------------------------------------------------------------
Interest Income:
     Loans                                            $18,395   $12,205   $50,203   $34,412
     Investment securities                              1,255     1,633     3,979     5,225
     Interest-bearing deposits                             72         1       277        37
     FHLB stock dividends                                 210       140       579       471
                                                      -------   -------   -------   -------
Total interest income                                  19,932    13,979    55,038    40,145
Interest Expense:
     Deposits                                           5,539     3,384    14,395     9,453
     FHLB advances and other                            2,059     1,843     5,650     5,418
     Notes Payable                                        117        31       313        75
                                                      -------   -------   -------   -------
Total interest expense                                  7,715     5,258    20,358    14,946
                                                      -------   -------   -------   -------
Net interest income                                    12,217     8,721    34,680    25,199
Provision for loan losses                                 368       376     1,064     1,244
                                                      -------   -------   -------   -------
Net interest income after provision for loan losses    11,849     8,345    33,616    23,955
Non-interest Income:
     Service fees and other charges                     1,511     1,090     4,023     3,119
     Mortgage banking income                            1,087       332     2,471     2,075
     Gain on sale of securities                            86       302     1,222       694
     Insurance and investment sales commissions           966       906     3,229     3,192
     Trust income                                          91        69       229       167
     Income from Bank Owned Life Insurance                184       194       541       579
     Other non-interest income                             91        55       444       225
                                                      -------   -------   -------   -------
Total Non-interest Income                               4,016     2,948    12,159    10,051
Non-interest Expense:
     Compensation and benefits                          6,058     4,274    17,577    13,062
     Occupancy                                          1,197       798     3,424     2,452
     SAIF deposit insurance premiums                       34        26       101        12
     State franchise tax                                  290       155       865       467
     Acquisition related charges                           97        --     3,457        --
     Data processing                                      813       595     2,404     1,717
     Amortization of intangibles                          214        28       541        82
     Settlement of contingent liability                    --     1,927        --     1,927
     Other non-interest expense                         1,793     1,204     4,891     3,767
                                                      -------   -------   -------   -------
Total Non-interest Expense                             10,496     9,007    33,260    23,486
                                                      -------   -------   -------   -------
Income before income taxes                              5,369     2,286    12,515    10,520
Income taxes                                            1,742       606     3,989     3,203
                                                      -------   -------   -------   -------
Net income                                            $ 3,627   $ 1,680   $ 8,526   $ 7,317
                                                      =======   =======   =======   =======

Earnings per share:
     Basic                                            $  0.52   $  0.28   $  1.25   $  1.20
     Diluted                                          $  0.50   $  0.26   $  1.20   $  1.15

Core operating earnings per share*:
     Basic                                            $  0.53   $  0.48   $  1.58   $  1.40
     Diluted                                          $  0.51   $  0.46   $  1.52   $  1.34

Average Shares Outstanding:
     Basic                                              6,966     6,084     6,835     6,106
     Diluted                                            7,213     6,340     7,091     6,383

* - See Non-GAAP Disclosure Reconciliations
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Financial Summary and Comparison
First Defiance Financial Corp.
                                                              Three months ended                 Nine months ended
                                                                 September 30,                     September 30,
(dollars in thousands, except per share data)            2005        2004   % change        2005          2004   % change
-------------------------------------------------------------------------------------------------------------------------
Summary of Operations

Tax-equivalent interest income (1)                       20,079      14,189    41.5        55,516        40,733    36.3
Interest expense                                          7,715       5,258    46.7        20,358        14,946    36.2
Tax-equivalent net interest income (1)                   12,364       8,931    38.4        35,158        25,787    36.3
Provision for loan losses                                   368         376    (2.1)        1,064         1,244   (14.5)
Tax-equivalent NII after provision for loan loss (1)     11,996       8,555    40.2        34,094        24,543    38.9
Securities gains                                             86         302   (71.5)        1,222           694    76.1
Non-interest income-excluding securities gains            3,930       2,646    48.5        10,937         9,357    16.9
Non-interest expense                                     10,496       9,007    16.5        33,260        23,486    41.6
One time acquisition related charges                         97          --      NM         3,457            --      NM
Settlement of contingent liability                           --       1,927   (100.0)          --         1,927   (100.0)
Income taxes                                              1,742         606   187.5         3,989         3,203    24.5
Net Income                                                3,627       1,680   115.9         8,526         7,317    16.5
Core operating earnings (2)                               3,690       2,933    25.8        10,773         8,570    25.7
Tax equivalent adjustment (1)                               147         210   (30.0)          478           588   (18.7)
-------------------------------------------------------------------------------------------------------------------------
At Period End
Assets                                                1,417,577   1,102,383    28.6
Earning assets                                        1,276,425   1,009,302    26.5
Loans                                                 1,153,566     861,070    34.0
Allowance for loan losses                                13,624       9,712    40.3
Deposits                                              1,071,057     779,256    37.4
Stockholders' equity                                    149,284     125,436    19.0
-------------------------------------------------------------------------------------------------------------------------
Average Balances
Assets                                                1,411,434   1,087,205    29.8     1,343,078     1,058,079    26.9
Earning assets                                        1,275,117     993,406    28.4     1,221,714       963,837    26.8
Deposits and interest-bearing liabilities             1,250,513     951,392    31.4     1,190,503       923,033    29.0
Loans                                                 1,136,526     832,116    36.6     1,069,943       789,513    35.5
Deposits                                              1,046,287     768,455    36.2     1,005,482       745,615    34.9
Stockholders' equity                                    149,332     125,800    18.7       143,290       125,860    13.8
Stockholders' equity / assets                             10.58%      11.57%   (8.6)        10.67%        11.90%  (10.3)
Per Common Share Data
Net Income
     Basic                                            $    0.52   $    0.28    85.7   $      1.25   $      1.20     4.2
     Diluted                                               0.50        0.26    92.3          1.20          1.15     4.3
Core operating earnings (2)
     Basic                                            $    0.53   $    0.48     9.9   $      1.58   $      1.40    12.3
     Diluted                                          $    0.51   $    0.46    10.6          1.52          1.34    13.2
Dividends                                                  0.22        0.20    10.0          0.66          0.60    10.0
Market Value:
     High                                             $   31.44   $   26.73    17.6   $     31.44   $     29.00     8.4
     Low                                                  26.21       22.01    19.1         25.29         22.01    14.9
     Close                                                27.43       26.01     5.5         27.43         26.01     5.5
Book Value                                                21.14       19.94     6.0         21.14         19.94     6.0
Tangible Book Value                                       15.55       16.92    (8.1)        15.55         16.92    (8.1)
Shares outstanding, end of period (000)                   7,060       6,286    12.3         7,060         6,286    12.3
-------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                     3.85%       3.58%    7.6          3.85%         3.57%    7.7
Return on average assets --GAAP                            1.03%       0.62%   66.3          0.85%         0.92%   (8.2)
Return on average assets -- Core Operating                 1.05%       1.08%   (3.1)         1.07%         1.08%   (1.0)
Return on average equity -- GAAP                           9.72%       5.34%   81.9          7.93%         7.75%    2.3
Return on average equity -- Core Operating                 9.88%       9.33%    6.0         10.02%         9.08%   10.4
Efficiency ratio (3) -- GAAP                              64.42%      77.80%  (17.2)        72.16%        66.83%    8.0
Efficiency ratio (3) -- Core Operating                    63.82%      61.16%    4.4         64.66%        61.34%    5.4
Effective tax rate                                        32.45%      26.51%   22.4         31.87%        30.45%    4.7
Dividend payout ratio (basic)                             42.31%      71.43%  (40.8)        52.80%        50.00%    5.6
-------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after-tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM  Percentage change not meaningful

------------------------------------------------------------------------------------------------------------
Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

                                                                Three months ended        Nine months ended
                                                                   September 30,            September 30,
(dollars in thousands, except per share data)                    2005         2004        2005        2004
                                                                --------------------    --------------------
Core Operating Earnings

Net Income                                                      $  3,627    $  1,680    $  8,526    $  7,317

  One-time acquisition related charges                                97          --       3,457          --
  Settlement of contingent liability                                  --       1,927          --       1,927
  Tax effect                                                         (34)       (674)     (1,210)       (674)
                                                                --------------------    --------------------
After-tax non-operating items                                         63       1,253       2,247       1,253
                                                                --------------------    --------------------
Core operating earnings                                         $  3,690    $  2,933    $ 10,773    $  8,570
                                                                ====================    ====================

One-time acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc. and Genoa Savings and Loan Company.

Settlement of contingent liability relates to the Company's 2002 sales of The
Leader Mortgage Company subsidiary.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables.
Comparable information on a GAAP basis is also provided in the tables.

------------------------------------------------------------------------------------------------------------
Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:

                                                                Three months ended     Nine months ended
                                                                   September 30,         September 30,
(dollars in thousands)                                           2005        2004       2005       2004
                                                                ------------------    ------------------
Gain from sale of mortgage loans                                $   705    $   512    $ 1,682    $ 1,824
Mortgage loan servicing revenue (expense):
  Mortgage loan servicing revenue                                   359        282      1,036        831
  Amortization of mortgage servicing rights                        (217)      (141)      (613)      (547)
  Mortgage servicing rights valuation adjustments                   240       (321)       366        (33)
                                                                ------------------    ------------------
                                                                    382       (180)       789        251
                                                                ------------------    ------------------
Total revenue from sale and servicing of mortgage loans         $ 1,087    $   332    $ 2,471    $ 2,075
                                                                ==================    ==================

----------------------------------------------------------------------------------------------------------------------------
Yield Analysis
First Defiance Financial Corp.
                                                                   Three Months Ended September 30,
                                                ----------------------------------------------------------------------------
                                                                2005                                    2004
                                                ---------------------------------        -----------------------------------
                                                  Average                  Yield           Average                   Yield
                                                  Balance    Interest(1)   Rate(2)         Balance     Interest(1)   Rate(2)
Interest-earning assets:
   Loans receivable                             $ 1,136,526  $    18,402     6.42%       $   832,116   $    12,209    5.84%
   Securities                                       113,832        1,395     4.86%           147,358         1,839    4.96%
   Interest Bearing Deposits                          7,674           72     3.72%               835             1    0.48%
   FHLB stock                                        17,085          210     4.88%            13,097           140    4.25%
                                                -----------  -----------                 -----------   -----------
   Total interest-earning assets                  1,275,117       20,079     6.25%           993,406        14,189    5.68%
   Non-interest-earning assets                      136,307                                   93,799
                                                -----------                              -----------
Total assets                                    $ 1,411,424                              $ 1,087,205
                                                ===========                              ===========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                    $   958,590  $     5,539     2.29%       $   712,814   $     3,384    1.89%
   FHLB advances and other                          184,333        2,059     4.43%           172,620         1,843    4.25%
   Other Borrowings                                  19,893          117     2.33%            10,317            31    1.20%
                                                -----------  -----------                 -----------   -----------
   Total interest-bearing liabilities             1,162,816        7,715     2.63%           895,751         5,258    2.34%
   Non-interest bearing deposits                     87,697           --       --             55,641            --      --
                                                -----------  -----------                 -----------   -----------
Total including non-interest-bearing demand
deposit                                           1,250,513        7,715     2.45%           951,392         5,258    2.20%
Other non-interest-bearing liabilities               11,579                                   10,013
                                                -----------                              -----------
Total liabilities                                 1,262,092                                  961,405
   Stockholders' equity                             149,332                                  125,800
                                                -----------                              -----------
Total liabilities and stockholders' equity      $ 1,411,424                              $ 1,087,205
                                                ===========  -----------                 ===========   -----------
Net interest income; interest rate spread                    $    12,364     3.62%                     $     8,931    3.34%
                                                             ===========     ====                      ===========    ====
Net interest margin (3)                                                      3.85%                                    3.58%
                                                                             ====                                     ====
Average interest-earning assets  to average interest
bearing liabilities                                                           110%                                     111%
                                                                             ====                                     ====
                                                                     Nine Months Ended September 30,
                                                ----------------------------------------------------------------------------
                                                                2005                                     2004
                                                -----------------------------------      -----------------------------------
                                                  Average                   Yield          Average                   Yield
                                                  Balance    Interest(1)    Rate(2)        Balance    Interest(1)    Rate(2)
Interest-earning assets:
   Loans receivable                             $ 1,069,943  $    50,220     6.28%       $   789,513  $     34,424    5.82%
   Securities                                       124,091        4,440     4.78%           155,864         5,801    4.97%
   Interest Bearing Deposits                         11,643          277     3.18%             3,086            37    1.60%
   FHLB stock                                        16,037          579     4.83%            15,374           471    4.09%
                                                -----------  -----------                 -----------  ------------
   Total interest-earning assets                  1,221,714       55,516     6.08%           963,837        40,733    5.65%
   Non-interest-earning assets                      121,364                                   94,242
                                                -----------                              -----------
Total assets                                    $ 1,343,078                              $ 1,058,079
                                                ===========                              ===========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                      $ 920,838  $    14,395     2.09%       $   691,100  $      9,453    1.83%
   FHLB advances and other                          167,225        5,650     4.52%           167,177         5,418    4.33%
   Other Borrowings                                  17,796          313     2.35%            10,241            75    0.98%
                                                -----------  -----------                 -----------  ------------
   Total interest-bearing liabilities             1,105,859       20,358     2.46%           868,518        14,946    2.30%
   Non-interest bearing deposits                     84,644           --       --             54,515            --      --
                                                -----------  -----------                 -----------  ------------
Total including non-interest-bearing
demand deposit                                    1,190,503       20,358     2.29%           923,033        14,946    2.16%
Other non-interest-bearing liabilities                9,285                                    9,186
                                                -----------                              -----------
Total liabilities                                 1,199,788                                  932,219
   Stockholders' equity                             143,290                                  125,860
                                                -----------                              -----------
Total liabilities and stockholders' equity      $ 1,343,078                              $ 1,058,079
                                                ===========  -----------                 ===========  ------------
Net interest income; interest rate spread                    $    35,158     3.61%                    $     25,787    3.35%
                                                             ===========     ====                     ============    ====
Net interest margin (3)                                                      3.85%                                    3.57%
                                                                             ====                                     ====
Average interest-earning assets  to average interest
bearing liabilities                                                           110%                                     111%
                                                                             ====                                     ====
-----------------------------------------------------------------------------------------------------

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2)   Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

----------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)           3rd Qtr 2005  2nd Qtr 2005  1st Qtr 2005  4th Qtr 2004  3rd Qtr 2004
----------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Tax-equivalent interest income (1)                        $   20,079    $   18,830    $   16,607    $   14,781    $   14,189
Interest expense                                               7,715         6,816         5,826         5,435         5,258
Tax-equivalent net interest income (1)                        12,364        12,014        10,781         9,346         8,931
Provision for loan losses                                        368           349           347           304           376
Tax-equivalent NII after provision for loan losses (1)        11,996        11,665        10,434         9,042         8,555
Investment securities gains                                       86           515           621           732           302
Non-interest income (excluding securities gains/losses)        3,930         3,365         3,641         3,212         2,646
Non-interest expense                                          10,496        12,518        10,246         7,713         9,007
Acquisition and other one-time charges                            97         2,476           884         1,927
Income taxes                                                   1,742           838         1,409         1,599           606
Net income                                                     3,627         2,028         2,871         3,479         1,680
Core operating earnings (2)                                    3,690         3,553         3,446         3,479         2,933
Tax equivalent adjustment (1)                                    147           161           170           195           210
----------------------------------------------------------------------------------------------------------------------------
At Period End
Total assets                                              $1,417,577    $1,399,626    $1,283,911    $1,126,667    $1,102,370
Earning assets                                             1,276,425     1,264,326     1,163,699     1,034,471     1,009,302
Loans                                                      1,153,566     1,140,885     1,027,418       891,163       861,070
Allowance for loan losses                                     13,624        13,460        12,749         9,956         9,712
Deposits                                                   1,071,057     1,046,481       950,586       797,701       779,256
Stockholders' equity                                         149,284       147,550       146,136       126,874       125,436
Stockholders' equity / assets                                  10.53%        10.54%        11.38%        11.26%        11.38%
Goodwill and other intangibles                                35,345        39,704        33,408        18,933        18,961
----------------------------------------------------------------------------------------------------------------------------
Average Balances (3)
Total assets                                              $1,411,434    $1,382,129    $1,235,682    $1,108,979    $1,087,205
Earning assets                                             1,275,117     1,246,479     1,143,549     1,014,424       993,406
Deposits and interest-bearing liabilities                  1,250,513     1,224,350     1,096,645       972,498       951,392
Loans                                                      1,136,526     1,091,178       982,125       858,971       832,116
Deposits                                                   1,046,287     1,048,961       921,196       784,466       768,455
Stockholders' equity                                         149,332       147,200       134,005       126,101       125,800
Stockholders' equity / assets                                  10.58%        10.65%        10.84%        11.37%        11.57%
----------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Net Income:
 Basic                                                    $     0.52    $     0.29    $     0.43    $     0.57    $     0.28
 Diluted                                                        0.50          0.28          0.41          0.55          0.26
Core operating earnings (2)
 Basic                                                    $     0.53    $     0.53    $     0.52    $     0.57    $     0.48
 Diluted                                                        0.51          0.51          0.50          0.55          0.46
Dividends                                                       0.22          0.22          0.22          0.22          0.20
Market Value:
 High                                                     $    31.44    $    30.46    $    29.90    $    28.90    $    26.73
 Low                                                           26.21         25.29         26.00         25.20         22.01
 Close                                                         27.43         26.69         26.00         28.85         26.01
Book Value                                                     21.14         20.91         21.11         20.20         19.94
Shares outstanding, end of period (in thousands)               7,060         7,056         7,020         6,280         6,286
----------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                          3.85%         3.87%         3.82%         3.67%         3.58%
Return on average assets -- GAAP (4)                            1.03%         0.59%         0.93%         1.25%         0.62%
Return on average assets -- Core operating                      1.05%         1.03%         1.12%         1.25%         1.08%
Return on average equity -- GAAP                                9.72%         5.51%         8.57%        11.04%         5.34%
Return on average equity -- Core operating                      9.88%         9.65%        10.29%        11.04%         9.33%
Efficiency ratio  (5) -- GAAP                                  64.42%        81.78%        70.93%        61.80%        78.65%
Efficiency ratio -- Core operating                             63.82%        66.02%        64.91%        61.42%        62.65%
Effective tax rate                                             32.45%        29.24%        32.92%        31.49%        26.51%
Dividend payout ratio (basic)                                  42.31%        75.86%        51.00%        38.60%        71.43%
----------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2)   See Non-GAAP Disclosure Reconciliation
(3)   Average balances do not reflect borrowings to fund discontinued operations
(4) Income from continuing operations divided by assets, excluding assets of discontinued operations
(5) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

-----------------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)             3rd Qtr 2005    2nd Qtr 2005   1st Qtr 2005   4th Qtr 2004   3rd Qtr 2004
-----------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio Composition
One to four family residential real estate                $   280,436     $   291,036    $   229,887    $   190,070    $   186,688
Construction                                                   22,434          24,000         14,861         15,507         16,816
Commercial real estate                                        524,305         496,599        482,326        415,164        392,610
Commercial                                                    167,990         172,351        160,749        141,643        141,264
Consumer finance                                               57,018          57,223         51,753         45,513         45,267
Home equity and improvement                                   111,234         111,291         95,200         90,839         87,755
                                                          -----------     -----------    -----------    -----------    -----------
Total loans                                                 1,163,417       1,152,500      1,034,776        898,736        870,400
Less:
   Loans in process                                             8,601          10,372          6,170          6,340          8,155
   Deferred loan origination fees                               1,250           1,243          1,188          1,233          1,175
  Allowance for loan loss                                      13,624          13,460         12,749          9,956          9,712
                                                          -----------     -----------    -----------    -----------    -----------
Net Loans                                                 $ 1,139,942     $ 1,127,425    $ 1,014,669    $   881,207    $   851,358
                                                          ===========     ===========    ===========    ===========    ===========
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss activity
Beginning allowance                                       $    13,460     $    12,749    $     9,956    $     9,712    $     9,537
Provision for loan losses                                         368             349            349            304            376
Reserve from acquisitions                                          --             865          2,538             --             --
Reclassification between allowance for loan loss and
    purchase loan discount on prior quarter acquisition          (376)
   Credit loss charge-offs:
     One to four family residential real estate                    32              --             --             --             --
     Commercial real estate                                       134              --             67             24             25
     Commercial                                                    65             104             45            107            144
     Consumer finance                                              74             100             59             37             78
     Home equity and improvement                                   --              --             --             --             --
                                                          -----------     -----------    -----------    -----------    -----------
Total charge-offs                                                 305             204            171            168            247
Total recoveries                                                  101              77             77            108             46
                                                          -----------     -----------    -----------    -----------    -----------
Net charge-offs (recoveries)                                      204             127             94             60            201
                                                          -----------     -----------    -----------    -----------    -----------
Ending allowance                                          $    13,624     $    13,460    $    12,749    $     9,956    $     9,712
                                                          ===========     ===========    ===========    ===========    ===========
-----------------------------------------------------------------------------------------------------------------------------------
Credit Quality
Non-accrual loans                                         $     6,720     $     4,745    $     3,142    $     1,893    $     1,945
Loans over 90 days past due and still accruing                     --              --             --             --             --
                                                          -----------     -----------    -----------    -----------    -----------
 Total non-performing loans (1)                                 6,720           4,745          3,142          1,893          1,945
Real estate owned (REO)                                           168             431            488             98             61
                                                          -----------     -----------    -----------    -----------    -----------
 Total non-performing assets (1)                          $     6,888     $     5,176    $     3,630    $     1,991    $     2,006
                                                          ===========     ===========    ===========    ===========    ===========
Net charge-offs                                                   204             127             94             60            201

Allowance for loan losses / loans                                1.18%           1.18%          1.24%          1.12%          1.13%
Allowance for loan losses / non-performing assets              197.79%         260.05%        351.21%        500.05%        484.15%
Allowance for loan losses / non-performing loans               202.74%         283.67%        405.76%        525.94%        499.33%
Non-performing assets / loans plus REO                           0.60%           0.45%          0.35%          0.22%          0.23%
Non-performing assets / total assets                             0.49%           0.37%          0.28%          0.18%          0.18%
Net charge-offs / average loans (annualized)                     0.07%           0.05%          0.04%          0.03%          0.10%
-----------------------------------------------------------------------------------------------------------------------------------
Deposit Balances
Non-interest-bearing demand deposits                      $    92,720     $    87,172    $    76,644    $    62,450    $    55,321
Interest-bearing demand deposits and money market             262,544         271,118        270,142        258,797        239,524
Savings deposits                                               88,994          94,391         85,581         52,132         53,143
Time deposits less than $100,000                              436,823         426,204        389,844        289,878        285,939
Time deposits greater than $100,000                           189,976         167,596        128,375        134,444        145,329
                                                          -----------     -----------    -----------    -----------    -----------
Total deposits                                            $ 1,071,057     $ 1,046,481    $   950,586    $   797,701    $   779,256
                                                          ===========     ===========    ===========    ===========    ===========
-----------------------------------------------------------------------------------------------------------------------------------

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.